                                                                      Exhibit 99

[Logo Omitted]
James Monroe Bancorp, Inc.
3033 Wilson Blvd.
Arlington, VA   22201

                                                                 PRESS RELEASE
------------------------------------------------------------------------------
                                                         FOR IMMEDIATE RELEASE

JAMES MONROE BANCORP REPORTS FIRST QUARTER 2005 EARNINGS...

ARLINGTON, VA, (BUSINESS WIRE)--April 27, 2005.--James Monroe Bancorp, Inc. (Nasdaq Small Cap: JMBI - news) today announced earnings for the first quarter of 2005. Net income was $768,000 or $.16 per fully diluted share, compared to net income of $754,000, or $.16 per fully diluted share for the first quarter of 2004.

Total assets at March 31, 2005 were $464.6 million, a 39% increase over assets of $334.4 million at March 31, 2004. Total deposits at the end of March increased 47.4% to $417.7 million and loans increased 54% to $291.6 million. Return on average assets was .70% for the first quarter of 2005 compared to .98% for the first quarter of 2004.

James Monroe Bancorp's President and Chief Executive Officer, John R. Maxwell, commented, "We have added significantly to our lending staff in the past year resulting in increased loan production. In the first quarter of this year we added $41.6 million of net loan growth compared to net growth of $20.1 million during the first quarter of 2004. Following our Allowance for Loan Loss Methodology, this translated to a first quarter provision of $434 thousand. This is an increase of $135 thousand over the first quarter of 2004 on a pre-tax basis and approximately $89 thousand on an after-tax basis. This is significant when comparing the first quarter of 2005 with the first quarter of 2004. This excellent growth in loans will translate into stronger earnings in the following quarters."

Mr. Maxwell went on to say that, "We also experienced strong deposit growth of $134.4 million, or a 47% increase over the first quarter of 2004. We continue to show significant growth year after year in both loans and deposits. "

"We are pleased with the overall strength of our earnings in this environment of continued pressure on our net interest margin. We see strong competitive pressures on both the loan yields being quoted and on recent increases in deposit rates. Notwithstanding this, we are on track with our expectations for 2005 in terms of growth and profitability. Our asset quality remains very strong." said David W. Pijor, James Monroe Bancorp's Chairman. "Our record of consistent high performance will allow us to focus on further expansion in the Northern Virginia market."

James Monroe Bank, a full-service community bank and a wholly owned subsidiary of James Monroe Bancorp, opened for business on June 8, 1998, at 3033 Wilson Boulevard in Arlington, Virginia. The Bank now has branches in Annandale, Leesburg, Manassas, Chantilly, and Fairfax City. The Company's common stock is traded on the Nasdaq Small Cap Market under the symbol JMBI.

Forward Looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. These statements are based upon current and anticipated economic conditions, including the effect changes in economic conditions may have on overall loan quality, changes in net interest margin due to changes in interest rates, possible loss of key personnel, need for additional capital should James Monroe experience faster than anticipated growth, factors which could affect James Monroe's ability to implement its strategy, changes in regulations and governmental policies, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results of operations do not necessarily indicate future results.

NON-GAAP PRESENTATIONS
This press release refers to the efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis using a 34% rate and non-interest income. This is a financial measure is not recognized under generally accepted accounting principles, but which we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. The Company, in referring to its net income, is referring to income under generally accepted accounting principles, or "GAAP".


James Monroe Bancorp's news releases are available on our website at www.jamesmonroebank.com.

Contact: John R. Maxwell, President & CEO
         Richard I. Linhart, Executive Vice President & COO
Phone:   (703)524-8100.


SOURCE: James Monroe Bancorp, Inc.

                             Condensed Balance Sheet
                           JAMES MONROE BANCORP, INC.

                                                      (Unaudited)        (Unaudited)
                                                       MARCH 31,          MARCH 31,              %
(Dollars in thousands)                                    2005               2004              Change
                                                    -----------------  -----------------   ---------------
ASSETS
Cash and due from banks                                     $ 20,569           $ 15,845             29.8%
Interest-bearing deposits in banks                               554                  -              n.m.
Federal funds sold and cash equivalents                        2,040             16,365             (87.5)%
Investment securities available for sale                     142,279            110,158             29.2%
Mortgages held for sale                                        3,224                590            446.4%
Loans                                                        291,600            189,314             54.0%
Less: Allowance for loan losses                               (3,223)            (2,111)            52.7%
Other assets                                                   7,584              4,222             79.6%
                                                    -----------------  -----------------
TOTAL ASSETS                                               $ 464,627          $ 334,383             39.0%
                                                    =================  =================

LIABILITIES AND STOCKHOLDERS' EQUITY
Non-interest bearing deposits                              $ 108,502           $ 91,350             18.8%
Interest-bearing deposits                                    309,247            192,031             61.0%
                                                    -----------------  -----------------
          Total deposits                                     417,749            283,381             47.4%
Federal funds purchased                                            -              5,000              n.m.
Trust preferred capital notes                                  9,279              9,279              0.0%
Other liabilities                                              1,346              1,105             21.8%
                                                    -----------------  -----------------
          Total liabilities                                  428,374            298,765             43.4%
Stockholders' equity                                          36,253             35,618              1.8%
                                                    -----------------  -----------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $ 464,627          $ 334,383             39.0%
                                                    =================  =================

                              FINANCIAL HIGHLIGHTS
                           James Monroe Bancorp, Inc.

                                                                      (Unaudited)
                                                              THREE MONTHS ENDED MARCH 31,
                                                  -----------------------------------------------------
(Dollars in thousands except share data)                2005               2004            % Change
                                                  -----------------  -----------------  ---------------
RESULTS OF OPERATIONS:
Total interest income                                      $ 5,780            $ 3,823            51.2%
Total interest expense                                       1,756                962            82.5%
Net interest income                                          4,024              2,861            40.7%
Provision for loan losses                                      434                299            45.2%
Gain on sale of securities                                       8                 40           -80.0%
Gain on sale of mortgages                                      162                 63           157.1%
Noninterest income - other                                     162                178            -9.0%
Noninterest expense                                          2,753              1,697            62.2%
Income before taxes                                          1,169              1,146             2.0%
Net income                                                     768                754             1.9%

PER SHARE DATA:
Earnings per share, basic                                   $ 0.17             $ 0.17             0.0%
Earnings per share, diluted                                 $ 0.16             $ 0.16             0.0%
Weighted average shares
outstanding - basic                                      4,445,269          4,429,442             0.4%
            - diluted                                    4,693,041          4,662,740             0.6%
Book value per share (at period-end)                        $ 8.15             $ 8.03             1.6%
Shares outstanding (at period-end)                       4,447,252          4,435,331             0.3%

PERFORMANCE RATIOS (ANNUALIZED):
Return on average assets                                     0.70%              0.98%
Return on average equity                                     8.36%              8.70%
Net interest margin                                          3.82%              3.91%
Efficiency Ratio                                            63.20%             54.01%

OTHER RATIOS:
Allowance for loan losses to total loans                     1.11%              1.12%
Equity to assets                                             7.80%             10.65%
Non-performing loans:
Amount                                                       $ 315              $ 343
Percent of total loans                                       0.11%              0.18%
Charged-off loans:
Net amount                                                     $ 2              $ 143
Percent of average loans                                     0.00%              0.08%
Risk-adjusted capital ratios:
Leverage ratio                                               10.5%              14.2%
Tier I                                                       14.7%              20.4%
Total                                                        15.8%              21.4%

AVERAGE BALANCES:
Assets                                                   $ 445,879          $ 309,402            44.1%
Earning assets                                             426,838            294,654            44.9%
Loans                                                      269,057            177,350            51.7%
Deposits                                                   396,099            256,803            54.2%
Stockholders' equity                                        37,286             34,862             7.0%

Information has been adjusted to reflect the 3-for-2 stock split paid in 2004.